National General Holdings Corp. Reports First Quarter 2019 Results

NEW YORK, May 6, 2019 (GLOBE NEWSWIRE) - National General Holdings Corp. (Nasdaq:NGHC) reported record first quarter 2019 net income of $83.9 million or $0.72 per diluted share, compared to net income of $60.3 million or $0.55 per diluted share in the first quarter of 2018. First quarter 2019 operating earnings (non-GAAP)(1) was $89.7 million or $0.77 per diluted share compared to $67.6 million or $0.62 per diluted share in the first quarter of 2018.

First Quarter 2019 Highlights Versus First Quarter 2018*

•	Gross written premium grew $67.2 million or 5.0% to $1,404.2 million, driven by continued organic growth in our P&C segment of 3.8% and in our A&H segment of 10.6%.

•
In the first quarter, our homeowners’ product experienced organic growth of 7.6%. Our personal auto product experienced organic growth of 5.7%, driven by a mixture of PIF increase and an increase in our overall average premium due to rate increase and business mix changes.

•
The overall combined ratio(9,13) was 89.0% compared to 90.7% in the prior year’s quarter, excluding non-cash amortization of intangible assets. The P&C segment reported a decrease in combined ratio to 90.1% from 90.9% in the prior year’s quarter, primarily driven by lower current accident year losses, lower weather-related losses, partially offset by lower favorable loss development. The A&H segment reported a combined ratio of 84.2% compared to 90.0% in the prior year’s quarter with the decrease driven by strong operating results in our small group self-funded and individual products and higher favorable loss development.

•	Service and fee income grew 16.6% to $180.4 million, driven by organic growth in both our Accident & Health and Property & Casualty segments.

•
Shareholders’ equity was $2.35 billion and fully diluted book value per share was $16.38 at March 31, 2019, growth of 6.0% and 7.4%, respectively, from December 31, 2018. Our trailing twelve month operating return on average equity (ROE)(14) was 14.7% as of March 31, 2019.

•	First quarter 2019 operating earnings (non-GAAP)(1) exclude primarily $5.7 million or $0.05 per share of non-cash amortization of intangible assets, net of tax.

Barry Karfunkel, National General’s CEO, stated: “I’m pleased to report that our first quarter 2019 results were a record for the company and continue to highlight the earnings capabilities of the platform that we have built. Our diversified approach to niche areas in personal lines insurance continues to pay dividends, with strength in both our Property and Casualty and Accident and Health segments.”

*NOTE: Unless specified otherwise, discussion of our first quarter 2019 and 2018 results do not include financial results from the Reciprocal Exchanges, which are presented within our consolidated financial results within this release but are not included in net income available to NGHC common stockholders.

Overview of First Quarter 2019 as Compared to First Quarter 2018 by Segment

•
Property & Casualty - Gross written premium grew by 3.8% to $1,145.7 million, net written premium increased by 9.9% to $915.5 million, and net earned premium increased by 7.3% to $756.9 million. P&C gross written premium growth was primarily driven by organic growth of 7.6% from our homeowners’ product and 5.7% from our personal auto product. Service and fee income grew 8.9% to $119.4 million. Excluding non-cash amortization of intangible assets, the combined ratio(9,13) was 90.1% with a loss ratio of 69.4% and an expense ratio(9,12) of 20.7%, versus a prior year combined ratio of 90.9% with a loss ratio of 70.6% and an expense ratio of 20.3%. The combined ratio decrease was primarily driven by lower current accident year losses, lower weather-related losses, partially offset by lower favorable loss development. The loss ratio was impacted by pre-tax catastrophe losses of approximately $12.1 million primarily related to winter weather in the first quarter 2019, compared to $14.2 million of losses in the first quarter 2018. Favorable loss development was $5.5 million in the first quarter 2019, compared to $15.2 million in the first quarter 2018.

•
Accident & Health - Gross written premium grew by 10.6% to $258.5 million, net written premium decreased by 10.4% to $200.2 million, and net earned premium grew by 5.0% to $161.6 million. The A&H gross written premium increase was driven by the continued growth across the entire book and the decrease in net written premium reflects a quota share agreement in our European book. Service and fee income was $61.0 million compared to $45.2 million in the prior year’s quarter, primarily driven by group benefit administration fees and third party distribution fees. Excluding non-cash amortization of intangible assets, the combined ratio(9,13) was 84.2% with a loss ratio of 52.5% and an expense ratio(9,12) of 31.7%, versus a prior year combined ratio of 90.0% with a loss ratio of 59.3% and an expense ratio of 30.7%. The loss ratio reflects continued strong performance in both small group self-funded and individual products and higher favorable loss development. Favorable loss development was $10.9 million in the first quarter 2019, compared to $3.4 million in the first quarter 2018.

•
Reciprocal Exchanges - Results for the Reciprocal Exchanges are not included in net income available to NGHC common stockholders. Gross written premium was $105.6 million, net written premium was $49.0 million, and net earned premium was $45.7 million. Reciprocal Exchanges combined ratio(9,13) excluding non-cash amortization of intangible assets was 114.3% with a loss ratio of 92.0% and an expense ratio(9,12) of 22.3%.

First quarter 2019 investment income grew to $34.3 million, compared to $25.0 million in the first quarter of 2018, with the growth primarily driven by an increase in our investment portfolio and improvement in the book yield. Total investments and cash and cash equivalents (including restricted cash) were $4.4 billion as of March 31, 2019. Accumulated other comprehensive income (loss) increased to a $0.6 million gain at March 31, 2019 from a $52.1 million loss at December 31, 2018, primarily due to the impact of lower interest rates which positively impacted bond valuations.

Interest expense was $13.0 million, up from $11.2 million in the prior year’s quarter. Debt was $710.2 million at March 31, 2019, up from $705.8 million at December 31, 2018.

The first quarter of 2019 provision for income taxes was $24.2 million and the effective tax rate for the quarter was 20.9% compared with income taxes of $18.6 million and an effective rate of 21.4% in the first quarter of 2018.

Shareholders’ equity was $2,353.2 million at March 31, 2019, growth of 6.0% from $2,220.8 million at December 31, 2018. Fully diluted book value per share was $16.38 at March 31, 2019, growth of 7.4% from $15.25 at December 31, 2018. Our trailing twelve month operating return on average equity (ROE)(14) was 14.7% as of March 31, 2019.

Year-to-Date P&C Segment Notable Large Losses
Year	Quarter	Event	P&C Notable Large Losses and LAE ($ millions)	P&C Loss Ratio Points*	EPS Impact After Tax
2019	Q1	Winter Weather	$12.1	1.6%	$0.08

2018	Q1	Winter Weather	$14.2	2.0%	$0.10

* Loss ratio points related to P&C net earned premium in quarter the loss event was recorded.

Conference Call

On Tuesday, May 7, 2019 at 9:00 AM ET, Chief Executive Officer Barry Karfunkel and Chief Financial Officer Mike Weiner will review results and discuss business conditions via a conference call that may be accessed as follows:

Toll-Free U.S. Dial-in:        800-346-7359
International Dial-in:        973-528-0008
Conference Entry Code:        180811
Webcast Registration:        http://ir.nationalgeneral.com/events-and-presentations

A replay of the conference call will be accessible from 2:00 PM ET on Tuesday, May 7, 2019 to 11:59 PM ET on Tuesday, May 21, 2019 by dialing either 800-332-6854 (toll-free) within the U.S. or 973-528-0005 outside the U.S. and entering passcode 180811. In addition, a replay of the webcast can also be retrieved at http://ir.nationalgeneral.com/events-and-presentations.

About National General Holdings Corp.

National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, lender-placed, supplemental health and other niche insurance products.

Forward Looking Statements

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate” and “believe” or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, estimates of the fair value of investments, development of claims and the effect on loss reserves, large loss activity including hurricanes and wildfires, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, the effect of unpredictable catastrophic losses, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, the effects of tax reform, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with third party vendors or agencies, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in the Company’s filings with the Securities and Exchange Commission.

Income Statement - First Quarter
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2019				2018
	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Revenues:
Gross written premium	$1,404,209	$105,569	$1,509,778		$1,337,042	$97,689	$1,433,130	(G)
Net written premium	1,115,709	48,955	1,164,664		1,056,065	50,578	1,106,643
Net earned premium	918,499	45,658	964,157		859,483	46,055	905,538

Ceding commission income	51,000	18,534	69,534		32,958	11,510	44,468
Service and fee income	180,388	1,370	165,507	(A)	154,760	2,446	142,122	(H)
Net investment income	34,283	2,170	33,445	(B)	25,019	2,144	25,011	(I)
Net gain (loss) on investments	766	(744)	22		249	(131)	118
Total revenues	$1,184,936	$66,988	$1,232,665	(C)	$1,072,469	$62,024	$1,117,257	(J)

Expenses:
Loss and loss adjustment expense	$609,784	$42,025	$651,809		$589,635	$44,531	$634,166
Acquisition costs and other underwriting expenses	203,333	8,585	211,918		157,608	11,102	168,710
General and administrative expenses	242,833	21,512	248,094	(D)	227,293	18,796	231,005	(K)
Interest expense	12,999	3,008	12,999	(E)	11,154	2,152	11,154	(L)
Total expenses	$1,068,949	$75,130	$1,124,820	(F)	$985,690	$76,581	$1,045,035	(M)

Income (loss) before provision (benefit) for income taxes	$115,987	$(8,142)	$107,845		$86,779	$(14,557)	$72,222
Provision (benefit) for income taxes	24,229	(1,723)	22,506		18,571	(2,369)	16,202
Net income (loss) before non-controlling interest and dividends on preferred shares	91,758	(6,419)	85,339		68,208	(12,188)	56,020
Less: net income (loss) attributable to non-controlling interest	—	(6,419)	(6,419)		—	(12,188)	(12,188)
Net income before dividends on preferred shares	91,758	—	91,758		68,208	—	68,208
Less: dividends on preferred shares	7,875	—	7,875		7,875	—	7,875
Net income available to common stockholders	$83,883	$—	$83,883		$60,333	$—	$60,333

NOTES: Consolidated column includes eliminations as follows: (A) $(16,251), (B) $(3,008), (C) $(19,259), (D) $(16,251), (E) $(3,008), (F) $(19,259), || (G) $(1,601), (H) $(15,084), (I) $(2,152), (J) $(17,236), (K) $(15,084), (L) $(2,152) and (M) $(17,236).

Earnings and Per Share Data
$ in thousands, except shares and per share data
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net income available to common stockholders	$83,883	$60,333
Basic net income per common share	$0.74	$0.57
Diluted net income per common share	$0.72	$0.55

Operating earnings attributable to NGHC (non-GAAP)(1)	$89,716	$67,623
Basic operating earnings per common share (non-GAAP)(1)	$0.79	$0.63
Diluted operating earnings per common share (non-GAAP)(1)	$0.77	$0.62

Dividends declared per common share	$0.04	$0.04

Weighted average number of basic shares outstanding	113,014,711	106,758,641
Weighted average number of diluted shares outstanding	116,075,226	108,950,984
Shares outstanding, end of period	113,137,346	106,887,566
Fully diluted shares outstanding, end of period	116,197,861	109,079,909
Book value per share	$16.82	$14.38
Fully diluted book value per share	$16.38	$14.09

Reconciliation of Net Income to Operating Earnings (Non-GAAP)
$ in thousands, except per share data
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Net income available to common stockholders	$83,883	$60,333
Add (subtract):
Net (gain) on investments	(766)	(249)
Equity in (earnings) losses of equity method investments	934	1,469
Non-cash amortization of intangible assets	7,216	6,920
Income tax expense (benefit)	(1,551)	(850)
Operating earnings attributable to NGHC (non-GAAP)(1)	$89,716	$67,623

Operating earnings per common share (non-GAAP):
Basic operating earnings per common share (non-GAAP)	$0.79	$0.63
Diluted operating earnings per common share (non-GAAP)	$0.77	$0.62

Balance Sheet
$ in thousands
(Unaudited)

	March 31, 2019				December 31, 2018
ASSETS	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Total investments (2)	$4,130,083	$318,914	$4,341,655	(A)	$4,013,699	$314,411	$4,226,806	(H)
Cash and cash equivalents, including restricted cash	219,979	293	220,272		233,383	200	233,583
Premiums and other receivables, net	1,547,958	60,293	1,608,251	(B)	1,338,485	61,327	1,399,812
Reinsurance balances (3)	1,873,657	252,932	2,126,589		2,023,911	253,501	2,277,412
Intangible assets, net	369,452	3,360	372,812		376,532	3,405	379,937
Goodwill	180,183	—	180,183		180,183	—	180,183
Other (4)	780,960	29,215	781,805	(B)	739,068	27,879	741,547	(I)
Total assets	$9,102,272	$665,007	$9,631,567	(C)	$8,905,261	$660,723	$9,439,280	(J)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense reserves	$2,674,301	$196,022	$2,870,323		$2,778,689	$178,470	$2,957,159
Unearned premiums and other revenue	2,181,579	258,701	2,440,280		2,014,965	265,763	2,280,728
Reinsurance payable	493,280	31,579	524,859		615,872	40,393	656,265
Accounts payable and accrued expenses (5)	356,107	34,530	362,267	(D)	390,338	33,120	398,058	(K)
Debt	710,196	107,342	710,196	(E)	705,795	101,304	705,795	(L)
Other	333,621	58,539	392,160		178,764	61,640	240,404
Total liabilities	$6,749,084	$686,713	$7,300,085	(F)	$6,684,423	$680,690	$7,238,409	(M)
Stockholders’ equity:
Common stock (6)	$1,131	$—	$1,131		$1,129	$—	$1,129
Preferred stock (7)	450,000	—	450,000		450,000	—	450,000
Additional paid-in capital	1,058,061	—	1,058,061		1,057,783	—	1,057,783
Accumulated other comprehensive income (loss)	581	—	581		(52,130)	—	(52,130)
Retained earnings	843,415	—	843,415		764,056	—	764,056
Total National General Holdings Corp. stockholders’ equity	2,353,188	—	2,353,188		2,220,838	—	2,220,838
Non-controlling interest	—	(21,706)	(21,706)		—	(19,967)	(19,967)
Total stockholders’ equity	$2,353,188	$(21,706)	$2,331,482		$2,220,838	$(19,967)	$2,200,871
Total liabilities and stockholders’ equity	$9,102,272	$665,007	$9,631,567	(G)	$8,905,261	$660,723	$9,439,280	(N)

NOTES: Consolidated column includes eliminations as follows: (A) $(107,342), (B) $(28,370), (C) $(135,712), (D) $(28,370), (E) $(107,342), (F) $(135,712), (G) $(135,712), || (H) $(101,304), (I) $(25,400), (J) $(126,704), (K) $(25,400), (L) $(101,304), (M) $(126,704) and (N) $(126,704).

Segment Information - First Quarter
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2019				2018
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges
Gross written premium	$1,145,665	$258,544	$1,404,209	$105,569	$1,103,266	$233,776	$1,337,042	$97,689
Net written premium	915,528	200,181	1,115,709	48,955	832,712	223,353	1,056,065	50,578
Net earned premium	756,919	161,580	918,499	45,658	705,607	153,876	859,483	46,055

Ceding commission income	48,409	2,591	51,000	18,534	32,700	258	32,958	11,510
Service and fee income	119,376	61,012	180,388	1,370	109,573	45,187	154,760	2,446
Total underwriting revenues	$924,704	$225,183	$1,149,887	$65,562	$847,880	$199,321	$1,047,201	$60,011

Loss and loss adjustment expense	525,035	84,749	609,784	42,025	498,357	91,278	589,635	44,531
Acquisition costs and other underwriting expenses	145,485	57,848	203,333	8,585	114,000	43,608	157,608	11,102
General and administrative expenses	184,195	58,638	242,833	21,512	176,685	50,608	227,293	18,796
Total underwriting expenses	$854,715	$201,235	$1,055,950	$72,122	$789,042	$185,494	$974,536	$74,429

Underwriting income (loss)	69,989	23,948	93,937	(6,560)	58,838	13,827	72,665	(14,418)
Non-cash amortization of intangible assets	5,485	1,731	7,216	11	5,400	1,520	6,920	(27)
Underwriting income (loss) before amortization and impairment	$75,474	$25,679	$101,153	$(6,549)	$64,238	$15,347	$79,585	$(14,445)

Underwriting ratios
Loss and loss adjustment expense ratio (8)	69.4%	52.5%	66.4%	92.0%	70.6%	59.3%	68.6%	96.7%
Operating expense ratio (Non-GAAP) (9,10)	21.4%	32.7%	23.4%	22.3%	21.0%	31.7%	22.9%	34.6%
Combined ratio (Non-GAAP) (9,11)	90.8%	85.2%	89.8%	114.3%	91.6%	91.0%	91.5%	131.3%

Underwriting ratios (before amortization and impairment)
Loss and loss adjustment expense ratio (8)	69.4%	52.5%	66.4%	92.0%	70.6%	59.3%	68.6%	96.7%
Operating expense ratio (Non-GAAP) (9,12)	20.7%	31.7%	22.6%	22.3%	20.3%	30.7%	22.1%	34.7%
Combined ratio before amortization and impairment (Non-GAAP) (9,13)	90.1%	84.2%	89.0%	114.3%	90.9%	90.0%	90.7%	131.4%

NOTE: Loss and loss adjustment expenses for the three months ended March 31, 2019 included $5,514 of favorable development on prior accident year loss and loss adjustment expense reserves in the P&C segment, and $10,852 of favorable development in the A&H segment, versus $15,169 of favorable development in the P&C segment, and $3,383 of favorable development in the A&H segment for the three months ended March 31, 2018.

Reconciliation of Operating Expense Ratio (Non-GAAP)
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2019				2018
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges
Total underwriting expenses	$854,715	$201,235	$1,055,950	$72,122	$789,042	$185,494	$974,536	$74,429
Less: Loss and loss adjustment expense	525,035	84,749	609,784	42,025	498,357	91,278	589,635	44,531
Less: Ceding commission income	48,409	2,591	51,000	18,534	32,700	258	32,958	11,510
Less: Service and fee income	119,376	61,012	180,388	1,370	109,573	45,187	154,760	2,446
Operating expense	161,895	52,883	214,778	10,193	148,412	48,771	197,183	15,942
Net earned premium	$756,919	$161,580	$918,499	$45,658	$705,607	$153,876	$859,483	$46,055
Operating expense ratio (Non-GAAP)	21.4%	32.7%	23.4%	22.3%	21.0%	31.7%	22.9%	34.6%

Total underwriting expenses	$854,715	$201,235	$1,055,950	$72,122	$789,042	$185,494	$974,536	$74,429
Less: Loss and loss adjustment expense	525,035	84,749	609,784	42,025	498,357	91,278	589,635	44,531
Less: Ceding commission income	48,409	2,591	51,000	18,534	32,700	258	32,958	11,510
Less: Service and fee income	119,376	61,012	180,388	1,370	109,573	45,187	154,760	2,446
Less: Non-cash amortization of intangible assets	5,485	1,731	7,216	11	5,400	1,520	6,920	(27)
Operating expense before amortization and impairment	156,410	51,152	207,562	10,182	143,012	47,251	190,263	15,969
Net earned premium	$756,919	$161,580	$918,499	$45,658	$705,607	$153,876	$859,483	$46,055
Operating expense ratio before amortization and impairment (Non-GAAP)	20.7%	31.7%	22.6%	22.3%	20.3%	30.7%	22.1%	34.7%

Premiums by Product Line
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	Gross Written Premium			Net Written Premium			Net Earned Premium
	2019	2018	Change	2019	2018	Change	2019	2018	Change
Property & Casualty
Personal Auto	$766,681	$725,212	5.7%	$658,920	$553,997	18.9%	$510,554	$454,216	12.4%
Homeowners	152,042	141,287	7.6%	85,245	92,596	(7.9)%	84,058	82,195	2.3%
RV/Packaged	51,851	49,464	4.8%	51,597	49,189	4.9%	50,305	45,689	10.1%
Small Business Auto	85,878	86,244	(0.4)%	74,186	64,727	14.6%	67,633	58,562	15.5%
Lender-placed insurance	75,938	84,934	(10.6)%	42,070	63,214	(33.4)%	41,718	60,469	(31.0)%
Other	13,275	16,125	(17.7)%	3,510	8,989	(61.0)%	2,651	4,476	(40.8)%
Total Premium	$1,145,665	$1,103,266	3.8%	$915,528	$832,712	9.9%	$756,919	$705,607	7.3%

Accident & Health
Group	64,938	56,060	15.8%	53,950	45,637	18.2%	53,963	45,639	18.2%
Individual	84,192	75,048	12.2%	84,123	75,048	12.1%	82,235	73,866	11.3%
International	109,414	102,668	6.6%	62,108	102,668	(39.5)%	25,382	34,371	(26.2)%
Total Premium	$258,544	$233,776	10.6%	$200,181	$223,353	(10.4)%	$161,580	$153,876	5.0%

Total National General	$1,404,209	$1,337,042	5.0%	$1,115,709	$1,056,065	5.6%	$918,499	$859,483	6.9%

Reciprocal Exchanges
Personal Auto	$36,862	$34,297	7.5%	$15,645	$13,495	15.9%	$15,861	$12,997	22.0%
Homeowners	67,800	62,521	8.4%	33,016	36,808	(10.3)%	29,491	32,771	(10.0)%
Other	907	871	4.1%	294	275	6.9%	306	287	6.6%
Total Premium	$105,569	$97,689	8.1%	$48,955	$50,578	(3.2)%	$45,658	$46,055	(0.9)%

Consolidated Total (A)	$1,509,778	$1,433,130	5.3%	$1,164,664	$1,106,643	5.2%	$964,157	$905,538	6.5%

NOTES: (A) Consolidated Total includes eliminations between National General and the Reciprocal Exchanges of $(567) in Personal Auto and $(1,034) in Homeowners Gross Written Premium in 2018, respectively.

Fee Income
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2019	2018	Change
Property & Casualty
Service and Fee Income	$119,376	$109,573	8.9%
Ceding Commission Income	48,409	32,700	48.0%
Property & Casualty	$167,785	$142,273	17.9%

Accident & Health
Service and Fee Income
Group	$30,374	$24,814	22.4%
Individual	2,136	1,297	64.7%
Third Party Fee	28,502	19,076	49.4%
Total Service and Fee Income	61,012	45,187	35.0%
Ceding Commission Income	2,591	258	904.3%
Accident and Health	$63,603	$45,445	40.0%

Total National General	$231,388	$187,718	23.3%

Reciprocal Exchanges
Service and Fee Income	$1,370	$2,446	(44.0)%
Ceding Commission Income	18,534	11,510	61.0%
Reciprocal Exchanges	$19,904	$13,956	42.6%

Consolidated Total (A)	$235,041	$186,590	26.0%

NOTES: (A) Consolidated Total includes eliminations between National General and the Reciprocal Exchanges of $(16,251) and $(15,084) in Service and Fee Income in 2019 and 2018, respectively.

Additional Disclosures

(1) References to operating earnings and basic and diluted operating earnings per share (“EPS”) are non-GAAP financial measures defined by the Company as net income/loss and basic and diluted earnings per share excluding after-tax net gain or loss on investments (including foreign exchange gain or loss), other-than-temporary impairment losses, earnings or losses of equity method investments (related parties), deferred tax asset impairment, non-cash impairment of goodwill and non-cash amortization of intangible assets, and any significant non-recurring or infrequent items that may not be indicative of ongoing operations. The Company believes operating earnings and basic and diluted operating EPS are relevant measures of the Company’s profitability because operating earnings and basic and diluted operating EPS contain the components of net income upon which the Company’s management has the most influence and excludes factors outside management’s direct control and non-recurring items. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(2) Total investments includes $233,555 and $233,723 in related parties at March 31, 2019 and December 31, 2018, respectively.
(3) Reinsurance balances includes $6,136 and $7,425 from related parties at March 31, 2019 and December 31, 2018, respectively.
(4) Other includes $1,188 and $2,362 from related parties at March 31, 2019 and December 31, 2018, respectively.
(5) Accounts payable and accrued expenses includes $19,196 and $69,874 to related parties at March 31, 2019 and December 31, 2018, respectively.
(6) Common stock: $0.01 par value - authorized 150,000,000 shares, issued and outstanding 113,137,346 shares - March 31, 2019; authorized 150,000,000 shares, issued and outstanding 112,940,595 shares - December 31, 2018.
(7) Preferred stock: $0.01 par value - authorized 10,000,000 shares, issued and outstanding 2,565,120 shares - March 31, 2019; authorized 10,000,000 shares, issued and outstanding 2,565,120 shares - December 31, 2018.
(8) Loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expense by net earned premium.
(9) Operating expense ratio and combined ratio are considered non-GAAP financial measures under applicable SEC rules because a component of those ratios, operating expense, is calculated by offsetting acquisition and other underwriting costs and general and administrative expenses by ceding commission income and service and fee income. Management uses operating expense ratio (non-GAAP) and combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets on a consolidated basis. The Company believes this presentation enhances the understanding of our results by eliminating what we believe are volatile and unusual events and presenting the ratios with what we believe are the underlying run rates of the business. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(10) Operating expense ratio is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by dividing operating expense by net earned premium. Operating expense consists of the sum of acquisition and other underwriting costs and general and administrative expenses less ceding commission income and service and fee income. The ratio is used as an indicator of the Company’s efficiency in acquiring and servicing its business. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(11) Combined ratio is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by adding the loss and loss adjustment expense ratio and the operating expense ratio (non-GAAP) together. The ratio is used as an indicator of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall underwriting profit. A combined ratio under 100% generally indicates an underwriting profit, while over 100% an underwriting loss. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General.

(12) Operating expense ratio before amortization and impairment is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by dividing the operating expense before amortization and impairment by net earned premium. Operating expense before amortization and impairment consists of the sum of acquisition and other underwriting costs and general and administrative expenses less ceding commission income and service and fee income less non-cash amortization of intangible assets and non-cash impairment of goodwill. The ratio is used as an indicator of the Company’s efficiency in acquiring and servicing its business. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(13) Combined ratio before amortization and impairment is a non-GAAP measure defined by the Company, that is commonly used in the insurance industry. The Company calculates the ratio by adding the loss and loss adjustment expense ratio and the operating expense ratio before amortization and impairment (non-GAAP) together. The ratio is used as an indicator of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall underwriting profit. A combined ratio under 100% generally indicates an underwriting profit, while over 100% an underwriting loss. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.
(14) Trailing twelve month operating return on average equity is the ratio of the previous twelve months operating earnings (non-GAAP) to average shareholders’ equity for the periods presented. Average shareholders’ equity is the sum of the shareholders’ equity excluding preferred stock at the beginning and end of the period presented divided by two. In the opinion of the Company’s management this ratio is an important indicator of how well management creates value for its shareholders through its operating activities and capital management. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of net income to operating earnings, which is the Non-GAAP component of the operating return on average equity.
(15) Combined ratio excluding losses from various weather-related events, is calculated by taking the combined ratio as defined in Note 13, and adjusting it to exclude the total net losses of $12.1 million and $14.2 million from these events for the three months ended March 31, 2019 and 2018, respectively. The company believes this measure enhances investors’ understanding of our results by eliminating what we believe are volatile and unusual events.

Year		Combined Ratio	Impact of Weather-related Events	Combined Ratio Excluding Weather-related Events
2019	P&C Segment	90.1%	1.6%	88.5%

2019	Overall NGHC	89.0%	1.3%	87.7%

2018	P&C Segment	90.9%	2.0%	88.9%

2018	Overall NGHC	90.7%	1.7%	89.0%

(16) Our products in the P&C segment include personal auto, homeowners, RV/Packaged, small business auto, lender-placed insurance and other products. The personal auto segment includes policies for standard, preferred and nonstandard automobile insurance. The homeowners product includes multiple-peril policies and personal umbrella coverage to the homeowner. The RV/Packaged product offers policies that include RV automatic personal effects coverage, optional replacement cost coverage, RV storage coverage and full-time liability coverage. The small business auto product offers policies that include liability and physical damage coverage for light-to-medium duty commercial vehicles. The lender-placed insurance product offers fire, home and flood products, as well as collateral protection insurance and guaranteed asset protection products for automobiles. Our products in the A&H segment include group, individual and third party fees. The group product includes revenue from our small group self-funded product. The individual product line includes revenue from our supplemental products including short-term medical, accident/AD&D, hospital indemnity, cancer/critical illness, dental and term life insurance. Third party fees include commission and general agent fees for selling policies issued by third-party insurance companies, fees generated through selling our technology products to third parties and fees from our International health insurance offerings.

Investor Contact

Christine Worley
Director of Investor Relations
Phone: 212-380-9462
Email: Christine.Worley@NGIC.com